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                                                               EXHIBIT 12.2


                   HOST MARRIOTT, L.P. AND SUBSIDIARIES


             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                     AND PREFERRED UNIT DISTRIBUTIONS


                    (In millions, except ratio amounts)



                          Thirty-six Weeks Ended
                         -------------------------
                         September 7, September 8,
                             2001         2000     2000  1999  1998  1997  1996
                         ------------ ------------ ----  ----  ----  ----  ----
Income from operations
 before income taxes....     $101        $(154)    $105  $240  $174  $ 83  $ (8)
  Add (deduct):
  Fixed charges.........      390          362      533   518   415   364   283
  Capitalized interest..       (5)          (4)      (8)   (7)   (4)   (1)   (3)
  Amortization of
   capitalized
   interest.............        5            4        6     6     6     5     7
  Net gains (losses)
   related to certain
   50% or less owned
   affiliate............        6           (2)     (24)   (6)   (1)   (1)    1
  Minority interest in
   consolidated
   affiliates...........       14           11       27    21    52    31     6
                             ----        -----     ----  ----  ----  ----  ----
  Adjusted earnings.....     $511        $ 217     $639  $772  $642  $481  $286
                             ====        =====     ====  ====  ====  ====  ====
Fixed charges:
  Interest on
   indebtedness and
   amortization of
   deferred financing
   costs................     $334        $ 315     $466  $469  $335  $288  $237
  Dividends on
   convertible preferred
   securities of
   subsidiary trust.....      --           --       --    --     37    37     3
  Distributions on
   preferred limited
   partner units........       23           16       20     6   --    --    --
  Portion of rents
   representative of the
   interest factor......       33           31       47    43    43    39    33
  Debt service guarantee
   interest expense of
   unconsolidated
   affiliates...........      --           --       --    --    --    --     10
                             ----        -----     ----  ----  ----  ----  ----
  Total fixed charges
   and preferred unit
   distributions........     $390        $ 362     $533  $518  $415  $364  $283
                             ====        =====     ====  ====  ====  ====  ====
Ratio of earnings to
 fixed charges and
 preferred unit
 distributions..........     1.31          --      1.20  1.49  1.54  1.32  1.01
Deficiency of earnings
 to fixed charges and
 preferred unit
 distributions..........      --         $ 145      --    --    --    --    --
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